EXHIBIT 99.1

Date:	Sept. 1, 2005

Contact:	Tom Bueno (investors)	Julie Gentz (media)
Apco
	(918) 573-2164	(918) 573-3053
	tom.bueno@williams.com	julie.gentz@williams.com
Apco Argentina Names Landy Fullmer CAO
     TULSA, Okla. — Apco Argentina Inc. (NASDAQ:APAGF) today named Landy Fullmer controller and chief accounting officer. The chief accounting officer and controller functions transition from Thomas Bueno, who retains his role as president and chief operating officer.
     “Landy brings considerable upstream finance and accounting experience to this role,” said Bueno.
     In addition to his new positions, Fullmer will continue as vice president and chief financial officer for Apco, as well as controller for Williams’ exploration and production unit.
     Fullmer became chief financial officer for Apco in 2003 and also has been directing the accounting and financial reporting for Williams’ exploration and production business unit since 1996.
     He holds a bachelor of science degree in Accounting from Weber State University in Ogden, Utah. He has served in officer and board positions for the Rocky Mountain Petroleum Accountants Society in Salt Lake City and the Petroleum Accounting Society of Oklahoma.
About Apco Argentina
     Apco is an oil and gas exploration and production company with interests in six oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.85 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquen in southwest Argentina.
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.